Exhibit 99.1

Editorial Contact:	Investor Contact:
David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-336-1541	408-979-6186

Secure Computing Reports Strong Third Quarter Results

Company Achieves Record Quarterly Revenue, Earnings per Share, Bookings, Cash from Operations,

and a 10% Sequential Increase in Deferred Revenue

SAN JOSE, Calif., October 20, 2005 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks™, today announced third quarter 2005 revenue of $27.2 million. This represents an 11% increase compared to $24.5 million in the same quarter last year, and a 4% increase compared to revenues of $26.1 million in the prior quarter.

“Our performance in the third quarter was a continuation of the well established trend of delivering healthy top line and bottom line performance,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “Demand for all three of our products remained strong. New business in the third quarter came from numerous industries and vertical markets, as well as large and small-to-mid size enterprise buyers. In addition, sales to the U.S. Federal Government were 28 percent of bookings, and were within our previously forecasted guidance range.”

“Not only do our financial results show solid performance, but our momentum in the channel continued to accelerate. In the third quarter, we achieved record results in virtually all of the metrics that we measure for channel performance. Our indirect channels accounted for 84% of our total revenue worldwide. In North America, our reseller channel produced approximately 65% of revenue. Approximately 53% of the transactions closed in the quarter in North America were incremental business that was identified, sold and closed by the channel. This performance and the rest of our third quarter results highlight our team’s success in balancing merger related activities with a solid quarter of execution.”

Gross margins in the third quarter were 86.3% of revenue or $23.5 million. This compares to 84.8% of revenue, or $20.8 million, in the year ago quarter and 87.5% of revenue, or $22.9 million, in the prior quarter.

Third quarter operating expenses were $18.1 million, or 66% of revenue, 5 percentage points lower then the year ago quarter. Sales and marketing expenses were $12.2 million, or 45% of revenue, down 2 percentage points from the year ago quarter. Research and development costs were $4.4 million, or 16% of revenue, down 1 percentage point from the year ago quarter. General and administrative costs were $1.5 million, or 5.5% of revenue, down 1.5 percentage point from the year ago quarter.

Operating income for the third quarter was 20% of revenue, a 6 percentage point improvement over the same quarter last year.

Net income for the third quarter was $5.8 million, or $0.15 per fully diluted share, compared to net income of $3.6 million, or $0.10 per fully diluted share in the same quarter last year, and $4.9 million, or $0.13 per fully diluted share in the prior quarter.

Other Q3 Financial Highlights:

•	Bookings for the third quarter were $31.2 million, an increase of 22% over the prior year, and a 10% sequential increase.

•	Deferred revenue increased $3.2 million from the end of June, bringing the total deferred revenue balance to $34.5 million at the end of September. This represents a 26% increase compared to $27.3 million at September 30, 2004, and a 10% sequential increase.

•	Indirect bookings were approximately 84% of revenue for the third quarter, compared to 74% in the prior quarter.

•	Days sales outstanding were 68 days, net of the impact of the increase in deferred revenue, at September 30, 2005, compared to 64 days at June 30, 2005.

•	Cash and investments were $72.6 million at September 30, 2005. Cash generated from operations in the quarter was $7.0 million.

“Our results for the third quarter highlight the increasing strength in our business and our ability to effectively execute throughout our organization,” said Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “We are continuing to expand our footprint in the market and make investments in our products, while keeping a close eye on optimizing earnings growth.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on December 16, 2005, until publication of a press release regarding the fourth quarter 2005 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below. The forward-looking guidance statements are specific to Secure Computing as a stand alone company, and do not take into consideration the impact from the pending CyberGuard acquisition.

For the fourth quarter of 2005, revenues are expected to be approximately $28.0 million. Gross margins are expected to be approximately 85%. As a percent of revenue, operating expenses are expected to be approximately 65%. Fully diluted earnings per share is expected to be approximately $0.16, which assumes a fully diluted weighted average share count of approximately 39.0 million.

For the full-year 2005, revenues are now expected to be approximately $107 million. Fully diluted earnings per share is expected to be approximately $0.55, which assumes a fully diluted weighted average share count of approximately 38.0 million.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 14,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Products	$19,365	$18,284	$56,965	$48,564
Services	7,884	6,246	21,976	19,300

Total revenues	27,249	24,530	78,941	67,864

Total cost of revenues	3,726	3,738	10,659	8,901

Gross profit	23,523	20,792	68,282	58,963

Operating expenses:
Selling and marketing	12,241	11,599	35,972	33,836
Research and development	4,368	4,059	12,729	12,266
General and administrative	1,510	1,654	5,310	4,864

	18,119	17,312	54,011	50,966

Operating income	5,404	3,480	14,271	7,997

Other income	552	85	952	291

Income before tax	5,956	3,565	15,223	8,288

Income tax expense	(164)	—	(423)	—

Net income	$5,792	$3,565	$14,800	$8,288

Basic earnings per share	$0.16	$0.10	$0.41	$0.23

Weighted average shares outstanding - basic	36,573	35,641	36,157	35,527

Diluted earnings per share	$0.15	$0.10	$0.40	$0.22

Weighted average shares outstanding - diluted	38,182	36,445	37,345	37,341

Condensed Consolidated Balance Sheets

	Sept. 30, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$43,934	$37,899
Investments	28,710	14,407
Accounts receivable, net	23,881	20,263
Inventory, net	2,553	2,793
Other current assets	9,253	8,832
Current assets from discontinued operations	10	260

Total current assets	108,341	84,454

Property and equipment, net	3,732	4,041
Goodwill	39,329	39,329
Other assets	5,354	3,090

Total assets	$156,756	$130,914

Liabilities and stockholders’ equity
Accounts payable	$1,738	$2,578
Accrued payroll	4,507	4,090
Other accrued expenses	2,359	1,601
Acquisition reserves	429	879
Deferred revenue	26,117	23,915

Total current liabilities	35,150	33,063

Acquisition reserves, net of current portion	396	493
Deferred revenue, net of current portion	8,335	5,532

Total liabilities	43,881	39,088

Stockholders’ equity
Common stock	367	358
Additional paid-in capital	203,468	197,244
Accumulated deficit	(90,272)	(105,072)
Accumulated other comprehensive income	(688)	(704)

Total stockholders’ equity	112,875	91,826

Total liabilities and stockholders’ equity	$156,756	$130,914

Condensed Consolidated Statement of Cash Flows

	Nine months ended September 30,
	2005	2004
Operating activities

Net income	$14,800	$8,288

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	1,565	1,876
Amortization	685	648
Loss on disposals of property and equipment	481	120
Loss on disposals of intangible assets	5	32
Deferred income taxes	—	(278)

Changes in operating assets and liabilities:
Accounts receivable	(3,618)	(1,714)
Inventories	240	(378)
Other current assets	(421)	(343)
Accounts payable	(840)	(87)
Payroll related accruals	417	20
Accrued liabilities and reserves	211	(986)
Deferred revenue	5,005	1,841

Net cash provided by operating activities	18,530	9,039

Investing activities
Proceeds from sales/maturities of investments	9,156	16,527
Purchases of investments	(23,455)	(7,475)
Purchase of property and equipment, net	(1,737)	(1,409)
Increase in intangibles and other assets	(2,954)	(725)

Net cash provided by/(used for) investing activities	(18,990)	6,918

Financing activities
Proceeds from issuance of common stock	6,233	6,620

Effect of exchange rate changes	12	(4)
Net cash provided by discontinued operations	250	285

Net increase in cash and cash equivalents	6,035	22,858
Cash and cash equivalents, beginning of period	37,899	12,101

Cash and cash equivalents, end of period	$43,934	$34,959